EXHIBIT 23.1


   CONSENT OF KPMG SOMEKH CHAIKIN, A MEMBER OF KPMG INTERNATIONAL, INDEPENDENT
                                   ACCOUNTANTS



We consent to the incorporation by reference in the registration statements on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Purchase Plan and ECI Telecom Ltd. U.S. Employee Share Purchase Plan and the registration statements on Form S-8 (No.s 333-103669, 333-12868, 333-9860,
333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI Telecom
Ltd. of our report dated February 11, 2003 with respect to the financial statements of ECI Telecom Ltd. as at December 31, 2002, incorporated by reference into ECI Telecom Ltd.'s current report on Form 8-K. Our report states that effective January 1, 2002, the Company applies the provisions of SFAS 142 "Goodwill and Other Intangible Assets".

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member of KPMG International

June 4, 2003